Exhibit 4.3

FORM OF SECOND AMENDED & RESTATED REIMBURSEMENT PROMISSORY NOTE

$[ ]	August 20, 2014

1. FOR VALUE RECEIVED, the undersigned, Emisphere Technologies, Inc., a Delaware corporation (“Maker”), unconditionally promises to pay to the order of [                    ], a limited partnership organized in [                    ] (“Creditor”), the principal sum of [                                ] DOLLARS ($[                    ]), with the entire principal balance due and payable on the Maturity Date (as defined below). The Maturity Date is subject to adjustment as set forth below. The obligations under this Note are secured by a security interest in substantially all the assets of the Maker pursuant to the Amended and Restated Pledge and Security Agreement, dated as of the date hereof (the “Security Agreement”) by and between Maker and MHR Institutional Partners IIA LP, as secured party. This promissory note (the “Note”) amends and restates in its entirety that certain Amended and Restated Promissory Note dated as of May 7, 2013, by Maker in favor of Creditor (the “Existing Note”).

2. Interest. Except as otherwise provided herein, the unpaid principal balance of this Note outstanding from time to time shall bear interest at a rate of ten percent (10%) per annum, compounded monthly, and will be payable in arrears semi-annually on each June 30th and December 31st in kind through issuance to the Creditor of additional Notes (in a form substantially similar to the form of this Note with appropriate notations for the date of issuance and initial principal amount). After the Maturity Date (whether by acceleration after an Event of Default or otherwise), interest shall be payable on the unpaid principal balance from time to time outstanding at a rate equal to twelve percent (12%) per annum, compounded monthly, and will be payable in arrears semi-annually on each June 30th and December 31st in kind through issuance to the Creditor of additional Notes (in a form substantially similar to the form of this Note with appropriate notations for the date of issuance and initial principal amount). Interest, if any, shall be calculated on the basis of a 360-day year times the actual number of days elapsed, until paid in full.

3. Optional Redemption.

(a) The Maker may redeem this Note, in whole or in part, at any time, at a redemption price (the “Optional Redemption Price”) equal to the principal amount of this Note, plus accrued and unpaid interest thereon, if any, through the date of such redemption, if at the time of any such redemption all of the Common Stock into which this Note (or a portion thereof subject to such redemption) is convertible is freely transferable by the Creditor without any restriction pursuant to registration or exemption under all applicable United States federal and state securities laws (such redemption, an “Optional Redemption”). Notwithstanding anything to the contrary in this Section 3(a), until the Optional Redemption Price is paid, in full, the Creditor may convert all or any part of the outstanding principal amount of this Note, plus accrued interest thereon, if any, through the Conversion Date, into a number of Conversion Shares in accordance with Section 4 hereof.

(b) The Maker shall give written notice in respect of an Optional Redemption to each Creditor pursuant to Section 17 at least twenty (20) but not more than thirty (30) days before the date of such Optional Redemption (the “Optional Redemption Date”). In the case of any Optional Redemption of the Notes in part, the balance of the Notes to be redeemed pursuant to Section 3(a) shall be allocated among all of the Reimbursement Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal balances thereof. The Maker shall apply any amounts to be used for Optional Redemption pursuant to this Section 3(a), first, to pay accrued and unpaid interest on the Notes, if any, then to redeem the principal amount of the Notes or any portion thereof. Each notice in respect of an Optional Redemption given pursuant to this Section 3(b) shall state (A) the Optional Redemption Date, (B) the projected Optional Redemption Price of the Notes to be redeemed, (C) in the case of an Optional Redemption of the Notes in part, the portion of the outstanding balance of the Notes that is expected to be redeemed and the aggregate balance of Notes to be outstanding after such partial Optional Redemption, (D) that Notes to be redeemed in an Optional Redemption in whole must be surrendered (which action may be taken by any Creditor or its authorized agent) to the Maker to collect the Optional Redemption Price on such Notes, and specifying the procedures for such surrender and (E) that, unless the Maker fails to pay the Optional Redemption Price, interest, if any, on Notes, (or the portion thereof) called for Optional Redemption shall cease to accrue after the Optional Redemption Date.

(c) If notice in respect of an Optional Redemption for any Notes shall have been given as provided in Section 3(b), such Notes shall become due and payable on the Optional Redemption Date at the applicable Optional Redemption Price, and, unless there is a default in the payment of the applicable Optional Redemption Price, interest on such Notes, if any, shall cease to accrue on and after such Optional Redemption Date. Upon presentation and surrender of such Notes to the Maker in accordance with the notice given pursuant to Section 3(b), such Notes shall be paid and redeemed at the applicable Optional Redemption Price on the Optional Redemption Date.

(d) Upon surrender of a Note that is redeemed in part pursuant to Section 3(a) the Maker shall execute for the Creditor (at the Maker’s expense) a new Note (in a form substantially similar to the form of this Note with appropriate notations for the date of issuance and initial principal amount) equal in principal balance to the unredeemed portion of the Note surrendered.

(e) All Notes that are redeemed pursuant to Section 3 will be surrendered to the Maker for cancellation and may not be reissued or resold.

4. Mandatory Prepayment.

(a) Thirty (30) days following the Maker’s or any of its Subsidiaries’ receipt of any cash or Cash Equivalents (i) from any third party in connection with the license, distribution or sale of any of the Maker’s or any of its Subsidiaries’ products (including if such products are combined or are proposed to be combined with proprietary technology or products of any other Person), including without limitation, lump-sum payments such as milestone payments, upfront payments or payments made in consideration of reduction of royalty rates (but excluding any such lump-sum payments from any third party in connection with the license, distribution or sale of the Designated Products and the direct sale by the Maker or any of its Subsidiaries of its products (including the Designated Products) to customers or royalty payments based solely on the percentage of product sales or comparable metrics, in each case in the ordinary course of business of the Maker or its Subsidiaries), or (ii) outside of the ordinary course of business, but only to the extent unrelated to the sale, license or distribution of the Designated Products (any such cash or Cash Equivalents described in clauses (i) and/or (ii) of this Section 4(a), the “Cash Proceeds”), the Maker shall use 50% of any such Cash Proceeds to redeem the Reimbursement Note in accordance with this Section 4 (each such redemption, a “Mandatory Redemption”). Notwithstanding anything to the contrary in this Section 4(a), until the Note (or portion thereof) is redeemed pursuant to this Section 4(a) (the date on which any such redemption occurs, a “Mandatory Redemption Date”), the Creditor may convert all or any part of the outstanding principal amount of this Note to be redeemed, plus accrued interest thereon, through the Conversion Date, into a number of Conversion Shares in accordance with Section 5 hereof.

(b) The Maker shall give written notice in respect of a Mandatory Redemption to each Creditor pursuant to Section 17 at least twenty (20) days before the Mandatory Redemption Date. In the case of any Mandatory Redemption of this Note in part, the portion of the Note to be redeemed pursuant to Section 4(a) shall be allocated among all of the Reimbursement Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal balances thereof. The Maker shall apply any amounts to be used for Mandatory Redemption pursuant to this Section 4(a), first, to pay accrued and unpaid interest on the Reimbursement Notes, then to redeem the principal amount of the Reimbursement Notes or any portion thereof. Each notice in respect of a Mandatory Redemption given pursuant to this Section 4(b) shall state (A) the Mandatory Redemption Date, (B) in the case of a Mandatory Redemption of the Notes in part, the portion of the outstanding balance of the Reimbursement Notes that is expected to be redeemed and the aggregate balance of Reimbursement Notes to be outstanding after such partial Mandatory Redemption, (C) that Reimbursement Notes to be redeemed in a Mandatory Redemption in whole must be surrendered (which action may be taken by any Creditor or its authorized agent) to the Maker to collect the redemption price on such Notes, and specifying the procedures for such surrender and (D) that, unless the Maker fails to pay to redeem such Notes, interest, on Notes (or the portion thereof) called for Mandatory Redemption shall cease to accrue after the Mandatory Redemption Date.

(c) If notice in respect of a Mandatory Redemption for any Reimbursement Notes shall have been given as provided in Section 4(b), such Notes shall become due and payable on the Mandatory Redemption Date, and, unless there is a default in the payment of such Mandatory Redemption, interest on such Notes shall cease to accrue on and after such Mandatory Redemption Date. Upon presentation and surrender of such Notes to the Maker in accordance with the notice given pursuant to Section 4(b), such Notes shall be paid and redeemed on the Mandatory Redemption Date.

(d) Upon surrender of a Note that is redeemed in part pursuant to Section 4(a) the Maker shall execute for the Creditor (at the Maker’s expense) a new Note (in a form substantially similar to the form of this Note with appropriate notations for the date of issuance and initial principal amount) equal in principal balance to the unredeemed portion of the Note surrendered.

(e) All Notes that are redeemed pursuant to Section 4 will be surrendered to the Maker for cancellation and may not be reissued or resold.

5. Conversion.

(a) Conversion at the Option of the Creditor. The Creditor may, at any time and from time to time on or after the date hereof, convert all or any part of the outstanding principal amount of this Note, plus all accrued interest thereon, if any, through the Conversion Date, into a number of fully paid and nonassessable shares of Common Stock (“Conversion Shares”) upon surrender of this Note. The number of shares of Common Stock issuable upon surrender of this Note shall be determined in accordance with the following formula:

Conversion Amount

Conversion Price

(b) Mechanics of Conversion. In order to effect a conversion pursuant to this Section 5, the Creditor shall: (a) fax (or otherwise deliver) a copy of the fully executed Notice of Conversion, attached hereto as Exhibit A (the “Notice of Conversion”), to the Maker and (b) surrender or cause to be surrendered this Note, duly endorsed, along with a copy of the Notice of Conversion as soon as practicable thereafter to the Maker. Upon receipt by the Maker of a facsimile copy of a Notice of Conversion from a Creditor, the Maker shall within two (2) Business Days send, via facsimile, a confirmation to such Creditor stating that the Notice of Conversion has been received, advising the Creditor of any additional documentation reasonably required by the transfer agent for the Common Stock to issue the Conversion Shares in the manner provided in the Notice of Conversion (the “Additional Documentation”) and the name and telephone number of a contact person at the Maker regarding the conversion. The Maker shall not be obligated to issue Conversion Shares upon a conversion unless either this Note is delivered to the Maker as provided above, or the Creditor notifies the Maker that such certificates have been lost, stolen or destroyed and delivers the documentation to the Maker required by Section 15.

(c) Delivery of Conversion Shares Upon Conversion. Upon the surrender of this Note accompanied by a Notice of Conversion and any Additional Documentation, the Maker shall, no later than the later of (a) the second Business Day following the Conversion Date and (b) the third Business Day following the date of such surrender (or, in the case of lost, stolen or destroyed certificates, after provision of indemnity pursuant to Section 15) (the “Delivery Period”), issue and deliver to the Creditor or its nominee (x) that number of Conversion Shares issuable upon conversion of the portion of this Note being converted and (y) a new Note in the form hereof representing the balance of the principal amount hereof not being converted, if any. If the Maker’s transfer agent is participating in the Depositary Trust Company (“DTC”) Fast Automated Securities Transfer program, and so long as the certificates therefor do not bear a legend and the Creditor thereof is not then required to return such certificate for the placement of a legend thereon, the Maker shall cause its transfer agent to electronically transmit the Conversion Shares to the Creditor by crediting the account of the Creditor or its nominee with DTC, as specified in the Notice of Conversion, through its DTC Deposit Withdrawal Agent Commission System (“DTC Transfer”). If the aforementioned conditions to a DTC Transfer are not satisfied, the Maker shall deliver to the Creditor physical certificates representing the Conversion Shares. Further, the Creditor may instruct the Maker to deliver to the Creditor physical certificates representing the Conversion Shares in lieu of delivering such shares by way of DTC Transfer.

(d) Adjustment to Conversion Price. The Conversion Price in effect at any time shall be subject to adjustment from time to time upon the happening of certain events, as follows:

(i) Common Stock Dividends; Common Stock Splits; Reverse Common Stock Splits. If the Maker, at any time while this Note is outstanding, (A) shall pay a stock dividend on its Common Stock, (B) subdivide outstanding shares of Common Stock into a larger number of shares, or (C) combine outstanding shares of Common Stock into a smaller number of shares, the Conversion Price shall be multiplied by a fraction the numerator of which shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding before such event and the denominator of which shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this Section 5(d)(i) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(ii) Subscription Rights. If the Maker, at any time while this Note is outstanding, shall fix a record date for the distribution to all of the holders of Common Stock evidence of its indebtedness or assets or rights, options, warrants or other securities entitling them to subscribe for, purchase, convert to, exchange for or to otherwise acquire any security (excluding those referred to in Section 5(d)(i) above), then in each such case the Conversion Price at which this Note shall thereafter be exercisable shall be determined by multiplying the Conversion Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction, the denominator of which shall be the average Daily Market Price of the Common Stock for the ten (10) Trading Days prior to the record date mentioned above, and the numerator of which shall be such average Daily Market Price of the Common Stock for the ten (10) Trading Days prior to such record date less the then fair market value at such record date of the portion of such evidence of indebtedness or assets or rights, options, warrants or other securities so distributed applicable to one outstanding share of Common Stock as determined by the Board of Directors in good faith; provided, however, that in the event of a distribution exceeding twenty percent (20%) of the net assets of the Maker, such fair market value shall be determined by an appraiser selected by the Creditor and reasonably acceptable to the Maker. The Maker shall pay for all such appraisals. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

(iii) Other Events. In case of (A) any reclassification of the Common Stock into other securities of the Maker, (B) any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property or (C) any merger or consolidation with or into any persons, or any sale or other disposition of all or substantially all of the assets of the Maker to any person (each of (A), (B) or (C), an “Extraordinary Event”), the Creditor shall have the right thereafter to convert this Note into shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Stock following such Extraordinary Event, that the Creditor would have been entitled to receive had it converted this Note immediately prior to such Extraordinary Event (without taking into account any limitations or restrictions on the convertibility of this Note). In the case of an Extraordinary Event, the terms of any such Extraordinary Event shall include such terms so as to continue to give to the Creditor the right to receive the securities, cash or property set forth in this Section 5(d)(iii) upon any conversion following such Extraordinary Event. This provision shall similarly apply to successive Extraordinary Events.

(iv) Issuance of Additional Shares of Common Stock. Except as provided in subsection (v) hereof, if and whenever the Maker shall issue or sell, or is, in accordance with any of subsections (iv)(A) through (iv)(H) hereof, deemed to have issued or sold, any Additional Shares of Common Stock (defined below) for a consideration per share less than the Conversion Price in effect immediately prior to the time of such issue or sale, then and in each such case (a “Trigger Issuance”) the then-existing Conversion Price shall be reduced, as of the close of business on the effective date of the Trigger Issuance, to the lowest price per share at which any share of Common Stock was issued or sold or deemed to be issued or sold in the Trigger Issuance. For purposes of this subsection (iv), “Additional Shares of Common Stock” means all shares of Common Stock issued by the Maker or deemed to be issued pursuant to this subsection (iv), other than Excluded Issuances (as defined in subsection (v) hereof).

For purposes of this subsection (iv), the following subsections (iv)(A) to (iv)(H) shall also be applicable (subject, in each such case, to the provisions of subsection (v) hereof) and to each other subsection contained in this subsection (iv):

(A) Issuance of Rights or Options. In case at any time the Maker shall in any manner grant (directly and not by assumption in a merger or otherwise) any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock or security convertible into or exchangeable for Common Stock (such warrants, rights or options being called “Options” and such convertible or exchangeable stock or securities being called “Convertible Securities”) whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities (determined by dividing (i) the sum (which sum shall constitute the applicable consideration) of (x) the total amount, if any, received or receivable by the Maker as consideration for the granting of such Options, plus (y) the aggregate amount of additional consideration payable to the Maker upon the exercise of all such Options, plus (z), in the case of such Options which relate to Convertible Securities, the aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than the Conversion Price in effect immediately prior to the time of the granting of such Options, then the total number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued for such price per share as of the date of granting of such Options and thereafter shall be deemed to be outstanding for purposes of adjusting the Conversion Price. Except as otherwise provided in subsection (iv)(D), no adjustment of the Conversion Price shall be made upon the actual issue of such Common Stock or of such Convertible Securities upon exercise of such Options or upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities.

(B) Issuance of Convertible Securities. In case the Maker shall in any manner issue (directly and not by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (i) the sum (which sum shall constitute the applicable consideration) of (x) the total amount received or receivable by the Maker as consideration for the issue or sale of such Convertible Securities, plus (y) the aggregate amount of additional consideration, if any, payable to the Maker upon the conversion or exchange thereof, by (ii) the total number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued for such price per share as of the date of the issue or sale of such Convertible Securities and thereafter shall be deemed to be outstanding for purposes of adjusting the Conversion Price, provided that (a) except as otherwise provided in subsection (iv)(D), no adjustment of the Conversion Price shall be made upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities and (b) no further adjustment of the Conversion Price shall be made by reason of the issue or sale of Convertible Securities upon exercise of any Options to purchase any such Convertible Securities for which adjustments of the Conversion Price have been made pursuant to the other provisions of subsection (iv).

(C) Change in Warrant Price or Amount. Notwithstanding the provisions of subsection (iii), if the exercise price provided for in any warrants of the Maker on the date hereof is below the Conversion Price and (i) such exercise price is reduced, the then-existing Conversion Price shall be reduced, as of the close of business on the effective date of such reduction in exercise price by an amount equal to the product of (x) the original exercise price minus (y) the reduced exercise price and (2) a fraction, the numerator of which is the number of shares of Common Stock that may be acquired upon exercise, if any, of the warrants whose exercise price is reduced and the denominator of which is the aggregate number of shares of Common Stock that may be acquired upon exercise of all of the outstanding warrants or (ii) the Maker amends the terms of such warrants to increase the number of shares of Common Stock that may be acquired upon exercise of the warrants, the then-existing Conversion Price shall be reduced, as of the close of business on the effective date of amendment by an amount equal to the product of (1) (x) the original exercise price minus (y) the product of the original exercise price and a fraction, the numerator of which is the old number of shares for which the warrants were exercisable immediately prior to such amendment and the denominator of which is the new number of shares for which the warrants are exercisable immediately following such amendment and (2) a fraction, the numerator of which is the number of shares of Common Stock that may be acquired upon exercise, if any, of the warrants whose exercise price is reduced and the denominator of which is the aggregate number of shares of Common Stock that may be acquired upon exercise of all of the outstanding warrants.

(D) Change in Option Price or Conversion Rate. Upon the happening of any of the following events, namely, if the purchase price provided for in any Option referred to in subsection (iv)(A) hereof, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in subsections (iv)(A) or (iv)(B), or the rate at which Convertible Securities referred to in subsections (iv)(A) or (iv)(B) are convertible into or exchangeable for Common Stock shall change at any time (including, but not limited to, changes under or by reason of provisions designed to protect against dilution), the Conversion Price in effect at the time of such event shall forthwith be readjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold.

(E) Calculation of Consideration Received. If any Common Stock, Options or Convertible Securities are issued, granted or sold for cash, the consideration received therefor will be the amount received by the Maker therefor, after deduction of all underwriting discounts or allowances in connection with such issuance, grant or sale. In case any Common Stock, Options or Convertible Securities are issued or sold for a consideration part or all of which shall be other than cash, including in the case of a strategic or similar arrangement in which the other entity will provide services to the Maker, purchase services from the Maker or otherwise provide intangible consideration to the Maker, the amount of the consideration other than cash received by the Maker (including the net present value of the consideration expected by the Maker for the provided or purchased services) will be the fair market value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Maker will be the average Daily Market Price for the ten (10) Trading Days with respect to such securities thereof prior to the date of receipt. In case any Common Stock, Options or Convertible Securities are issued in connection with any merger or consolidation in which the Maker is the surviving Maker, the amount of consideration therefor will be deemed to be the fair market value of such portion of the net assets and business of the non-surviving Maker as is attributable to such Common Stock, Options or Convertible Securities, as the case may be. Notwithstanding anything to the contrary contained herein, if Common Stock, Options or Convertible Securities are issued, granted or sold in conjunction with each other as part of a single transaction or in a series of related transactions, and one or more of such securities are issued, granted or sold for a price below fair market value (when the aggregate value of such securities is compared with the aggregate amount of consideration received by the Maker therefor), the Creditor may elect to determine the amount of consideration deemed to be received by the Maker therefor by deducting the difference between the fair value of and the amount paid for any type of securities issued, granted or sold in such transaction or series of transactions (the “Disregarded Securities”). If the Creditor makes an election pursuant to the immediately preceding sentence, no adjustment to the Conversion Price shall be made pursuant to this subsection (iv)(E) for the issuance of the Disregarded Securities or upon any conversion or exercise thereof. For example, if the Maker were to issue convertible notes having a face value of $1,000,000 and warrants to purchase shares of Common Stock at an exercise price equal to the market price of the Common Stock on the date of issuance of such warrants in exchange for $1,000,000 of consideration, the fair value of the warrants would be subtracted from the $1,000,000 of consideration received by the Maker for the purposes of determining the price per share of Common Stock issuable upon conversion of the convertible notes and for purposes of determining any adjustment to the Conversion Price hereunder as a result of the issuance of the Convertible Securities. The Creditor shall calculate, using standard commercial valuation methods appropriate for valuing such assets, the fair market value of any consideration other than cash or securities; provided, however, that if the Maker does not agree to such fair market value calculation within three (3) Business Days after receipt of such calculation along with reasonably detailed supporting documentation from the Creditor, then such fair market value will be determined in good faith by an investment banker or other appropriate expert of national reputation selected by the Creditor (which investment banker or other expert shall not have been engaged or otherwise employed by the Creditor within one (1) year of the date of such engagement hereunder) and reasonably acceptable to the Maker, with the costs of such appraisal to be borne by the Maker.

(F) Other Action Affecting Conversion Price. If the Maker takes any action affecting the Common Stock after the date hereof that would be covered by this Section 5, but for the manner in which such action is taken or structured, which would in any way diminish the value of this Note then the Conversion Price shall be adjusted in such manner as the Board of Directors of the Maker shall in good faith determine to be equitable under the circumstances.

(G) Record Date. In case the Maker shall take a record of the holders of its Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or (ii) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be, provided, however, that any such adjustment in the Conversion Price shall be reversed or shall not become effective, as applicable, if the Maker abandons the action to which the record date pertains.

(H) Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Maker or any of its wholly owned Subsidiaries, and the disposition of any such shares (other than the cancellation or retirement thereof) shall be considered an issue or sale of Common Stock for the purpose of this subsection (iv).

(v) Excluded Issuances. Notwithstanding anything to the contrary contained herein, the Maker shall not be required to make any adjustment of the Conversion Price in the case of the issuance of (A) Common Stock, Options or Convertible Securities issued to employees or consultants of the Maker in connection with their employment or engagement by the Maker pursuant to an equity compensation plan in effect as of April 26, 2013, or as approved by the Board of Directors, which are granted in the ordinary course of business and consistent with past practice; (B) Common Stock or Convertible Securities to employees or consultants of the Maker in connection with their employment or engagement by the Maker pursuant to an equity purchase plan in effect as of April 26, 2013, or as approved by the Board of Directors, which are granted in the ordinary course of business and consistent with past practice or (C) Common Stock upon the conversion or exercise of any warrants outstanding on the date hereof (collectively, “Excluded Issuances”).

(vi) Weighted Average Adjustment for Issuances. In the event that at any time or from time to time the Maker shall issue or sell Common Stock, Options or Convertible Securities subject to Section 5(d)(iv) for no consideration or for a per share consideration that is greater than the applicable Conversion Price at the time of such issuance or sale but less at the time of such issuance or sale than the Daily Market Price, then the Conversion Price in effect immediately prior to each such issuance or sale will immediately be reduced to the price determined by multiplying the Conversion Price, in effect immediately prior to such issuance or sale, by a fraction, (A) the numerator of which shall be (x) the number of shares of Common Stock outstanding immediately prior to such issuance or sale plus (y) the number of shares of Common Stock which the aggregate consideration received by the Maker for the total number of such additional shares of Common Stock so issued or sold would purchase at the Daily Market Price on the last Trading Day immediately preceding such issuance or sale and (B) the denominator of which shall be the number of shares of Common Stock outstanding immediately after such issue or sale.

(e) Fractional Shares. Upon a conversion hereunder, the Maker shall not be required to issue stock certificates representing fractions of shares of the Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the closing bid price at such time. If the Maker elects not, or is unable, to make such a cash payment, the Creditor shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

(f) Notice of Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 5, the Maker, at its own expense, shall promptly compute such adjustment or readjustment and prepare and furnish to each Creditor a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Maker shall, upon the written request at any time of the Creditor, furnish to such Creditor a like certificate setting forth (i) such adjustment or readjustment, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon conversion of this Note.

6. Definitions. As used herein:

“Affiliate” has the meaning ascribed to such term in the Facility.

“Board of Directors” means the board of directors of the Maker.

“Bridge Notes” means the Second Amended and Restated Senior Secured Bridge Promissory Notes, dated as of the date hereof, issued by the Maker, together with any notes issued as paid-in-kind interest in respect thereof.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York.

“Cash Equivalents” has the meaning ascribed to such term in the Facility.

“Collateral” has the meaning ascribed to such term in Section 2.1 of the Security Agreement.

“Common Stock” means the Maker’s common stock, par value $0.01 per share.

“Convertible Notes” means the Second Amended and Restated 13% Senior Secured Convertible Notes, dated as of the date hereof, issued by the Maker, together with any notes issued as paid-in-kind interest in respect thereof.

“Conversion Amount” means the portion of the principal amount of this Note being converted plus any accrued and unpaid interest thereon, if any, through the Conversion Date each as specified in the Notice of Conversion.

“Conversion Date” means, for any conversion, the date specified in the Notice of Conversion so long as the copy of the Notice of Conversion is faxed (or delivered by other means resulting in notice) to the Maker at or before 11:59 p.m., New York City time, on the Conversion Date indicated in the Notice of Conversion; provided, however, that if the Notice of Conversion is not so faxed or otherwise delivered before such time, then the Conversion Date shall be the date the Creditor faxes or otherwise delivers the Notice of Conversion to the Maker.

“Conversion Price” means $0.50 per share of Common Stock, subject to adjustments as set forth herein.

“Daily Market Price” means, as of any date of determination, the closing sale price for the Common Stock, for the Trading Day of such date of determination (subject to equitable adjustment for any stock splits, stock dividends, reclassifications or similar events during such Trading Day or that are not otherwise reflected in such closing price and further subject to adjustment as provided herein) on the principal United States securities exchange or trading market where the Common Stock is listed or traded as reported by Bloomberg, or if the foregoing does not apply, the closing sale price for the Common Stock on the OTC Bulletin Board for such security as reported by Bloomberg, or, if no sale price is reported for such security by Bloomberg, the closing sale price as reported in the “pink sheets” by the Pink Sheets LLC, in each case for such date or, if such date was not a Trading Day for such security, on the next preceding date which was a Trading Day. If the Daily Market Price cannot be calculated for such security as of either of such dates on any of the foregoing bases, the Daily Market Price of such security on such date shall be the fair market value as reasonably determined by an investment banking firm selected by the Creditor and reasonably acceptable to the Maker, with the costs of such appraisal to be borne by the Maker.

“Designated Product(s)” means an oral product for human use that includes SNAC and Vitamin B12 (in any and all dosages and forms), any Related Products, and/or any line extension of any of the foregoing.

“Dietary Supplement” shall have the meaning as currently set forth in the federal Food, Drug, and Cosmetic Act, at 21 U.S.C. § 321(ff).

“Facility” means that certain senior secured loan facility, dated as of the date hereof, by and between the MHR Funds and the Maker, as amended from time to time.

“Governmental Authority” means any government or political subdivision or department thereof, any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of, or pertaining to, government, any governmental or regulatory body, any self-regulatory body, commission, board, bureau, agency or instrumentality, or any court or arbitrator or alternative dispute resolution body, in each case whether federal, state, local or foreign.

“Indebtedness” shall have the meaning ascribed to such term in the Facility.

“Lien” has the meaning ascribed to such term in the Facility.

“Loan Documents” means Reimbursement Notes, the Royalty Agreement, the Security Documents and any certificates, instruments, agreements or other documents executed in connection herewith or therewith.

“Maturity Date” means the earlier of (a) March 31, 2022 and (b) immediately prior to the time that any amounts outstanding under the Facility are repaid.

“Medical Food” shall have the meaning as currently set forth in the federal Food, Drug, and Cosmetic Act, at 21 U.S.C. § 360ee(b)(4).

“MHR Funds” means MHR Capital Partners Master Account LP, a limited partnership organized in Anguilla, British West Indies, MHR Capital Partners (100) LP, a Delaware limited partnership, MHR Institutional Partners II LP, a Delaware limited partnership and MHR Institutional Partners IIA LP, a Delaware limited partnership.

“Non-Domestic Intellectual Property” has the meaning ascribed to such term in the Facility.

“Perfected Lien” has the meaning ascribed to such term in the Facility.

“Person” means any corporation, limited liability company, natural person, firm, joint venture, partnership, trust, unincorporated organization or government, or any political subdivision, department or agency of any Governmental Authority.

“Reimbursement Notes” means this Note and the other senior secured convertible reimbursement promissory notes, dated as of the date hereof, issued by the Maker, including any notes issued as paid-in-kind interest in respect thereof, on terms substantially similar to this Note (other than the principal amount outstanding thereon), as amended from time to time.

“Related Product” shall mean any Dietary Supplement, Medical Food or drug, whether available over-the-counter or by prescription, in any dosage form, strength or route or mode of administration, containing Vitamin B12, whether in combination with any other vitamin, mineral, nutrient, Dietary Supplement, Medical Food, drug or active or inactive pharmaceutical ingredient or otherwise, and including SNAC or any other similar agent for improved or different bioavailability using the Maker’s proprietary Eligen® technology or any other technology owned or licensed by the Maker or any of its Subsidiaries.

“Royalty” means any and all amounts payable by the Maker pursuant to the Royalty Agreement.

“Royalty Agreement” means that certain Royalty Agreement, dated as of the date hereof, among the Maker and the MHR Funds.

“Security Documents” has the meaning ascribed to such term in the Facility.

“SNAC” means the Maker’s proprietary Eligen® technology carrier as set forth on Exhibit F to the Facility.

“Subsidiary” shall have the meaning ascribed to such term in the Facility.

“Trading Day” shall mean any day on which the principal United States securities exchange or trading market where the Common Stock is then listed or traded, is open for trading.

7. Payments.

(a) Creditor may, at its option, apply the amount of any payment of principal or interest on account of this Note as consideration for the purchase of any securities that may, from time to time, be issued by the Maker to the Creditor for value.

(b) All payments shall first be applied to any interest then due, if any, with the balance remaining applied to principal. Notwithstanding any provision contained herein or contained in any other instrument or agreement now or hereafter executed in connection with this Note, the maximum amount of interest and other charges in the nature thereof contracted for, or payable hereunder or thereunder, shall not exceed the maximum amount which may be lawfully contracted for, charged and received in this transaction, all as determined by the final judgment of a court of competent jurisdiction, including all appeals therefrom, and in event the interest rate is determined to be unlawful, such interest rate shall be computed at the highest rate permitted by applicable law. To the extent any interest received by Creditor exceeds the maximum amount permitted, such payment shall be credited to principal, and any excess remaining after full payment of principal shall be refunded to Maker. The Maker agrees to pay on demand all costs and expenses incurred by the holder hereof, including, without limitation, all reasonable attorneys’ fees and all court costs, for the collection and enforcement of this Note and the indebtedness evidenced hereby. If the Maturity Date is a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day.

8. Form of Payment. All payments of principal, interest, fees and other amounts due hereunder shall be made by the Maker in U.S. Dollars by wire transfer to the account designated by the Creditor or by any other method approved in advance in writing by the Creditor

9. Events of Default. Notwithstanding anything to the contrary contained herein, this Note shall become immediately due and payable upon the occurrence of (and the Maturity Date shall be correspondingly accelerated to the date of such occurrence) any of the following (each, an “Event of Default”):

(i) (A) A court enters a decree or order for relief with respect to the Maker in an involuntary case under the U.S. Bankruptcy Code, which decree or order is not stayed or other similar relief is not granted under any applicable federal or state law; or (B) the continuance of any of the following events for 45 days unless dismissed, bonded or discharged: (x) an involuntary case is commenced against the Maker, under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or (y) a decree or order of a court for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Maker, or over all or a substantial part of its property, is entered; or (z) a receiver, trustee or other custodian is appointed without the consent of the Maker, for all or a substantial part of the property of the Maker;

(ii) (A) The Maker commences a voluntary case under the U.S. Bankruptcy Code, or consents to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case under any such law or consents to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or (B) the Maker makes any assignment for the benefit of creditors; or (C) the Board of Directors of the Maker adopts any resolution or otherwise authorizes action to approve any of the actions referred to in this paragraph;

(iii) (A) Individuals who, as of the date of this Note, constitute the Board of Directors (the “Board”) of the Maker (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date of this Note whose election or nomination for election was approved by a vote of a majority of the Incumbent Directors then on the Board shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Maker as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director; (B) any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) other than the Creditor and its affiliates becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Maker representing 50% or more of the combined voting power of the Maker’s then outstanding securities eligible to vote generally in the election of directors; and (C) the Maker sells or otherwise disposes of all or a substantial part of its assets in one transaction or in a series of related transactions or ceases to conduct all or a substantial part of its business as now conducted, or merges or consolidates with any other person or entity without the prior written consent of the Creditor;

(iv) The Maker fails to pay any amount under this Note as and when that amount becomes due and payable pursuant to this Note;

(v) The Maker fails to perform or observe any covenant or agreement under this Note other than those referred to in Section 9(iv) hereof and does not remedy such failure on or before the tenth (10th) day after it occurs;

(vi) Any of the Security Documents shall cease, for any reason, to be in full force and effect; or (ii) the Lien created by any of the Security Documents shall fail to constitute a Perfected Lien in the Collateral; provided, that (A) solely with respect to any individual item of Collateral having a fair market value of $25,000 (as reasonably determined by the Maker in good faith and reasonably agreed to by the Creditor) or less, such failure to maintain a Perfected Lien in such item of Collateral shall not constitute an Event of Default unless the Maker does not remedy such failure on or before the 5th day after such failure occurs, (B) such failure to maintain a Perfected Lien in such item of Collateral shall not constitute an Event of Default if such failure results solely from any action or failure to act on the part of the Creditor (following notice thereof from the Maker) to maintain such Perfected Lien and which action or failure to act contravenes the provisions of this Note, the other Loan Documents or applicable law, and (C) notwithstanding anything herein or in any Loan Document to the contrary, the failure to perfect (or attain the functional equivalent of perfection of) the security interest granted to the Creditor in any Non-Domestic Intellectual Property constituting Collateral prior to the date required therefor pursuant to Section 7(dd) of the Convertible Notes, shall not constitute an Event of Default;

(vii) The Maker makes any payment to reduce any amounts outstanding under the Facility;

(viii) Any Event of Default (as such term is defined in the Facility, the Convertible Notes or the Bridge Notes, as applicable) shall occur thereunder, or the Maker or any Subsidiary: (A) fails to pay any of its other Indebtedness as and when that Indebtedness becomes due and payable; or (B) fails to perform or observe any covenant or agreement to be performed or observed by it contained in any other agreement or in any instrument evidencing any of its other Indebtedness (and any cure period under such other agreement or instrument shall have expired) and, as a result of the failure, any other party to that agreement or instrument is entitled to exercise the right to accelerate the maturity of any amount owing thereunder; or

(ix) The Maker fails to pay any Royalty when due pursuant to, or breaches any of its obligations under, the terms of the Royalty Agreement.

10. Right of Set-off. The obligations of the Maker to make the payments provided for in this Note are absolute and unconditional and not subject to any defense, set-off, counterclaim, rescission, recoupment or adjustment whatsoever. The Maker hereby: (a) waives presentment, demand, protest, suretyship defenses and defenses in the nature thereof; (b) waives any defenses based upon and specifically assents to any and all extensions and postponements of the time for payment, changes in terms and conditions and all other indulgences and forbearances which may be granted by the holder to any party now or hereafter liable hereunder; and (c) agrees to be bound by all of the terms contained in this Note.

11. Governing Law. All rights and obligations hereunder shall be governed by the laws of the State of New York, U.S.A. This Note is executed as, and shall have the effect of, a sealed instrument.

12. Invalidity. In the event any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal or unenforceable, in whole or in part or in any respect, or in the event that any one or more of the provisions of this Note operates to invalidate this Note, then and in either of those events, such provision or provisions only shall be deemed null and void and shall not affect any other provision of this Note, and the remaining provisions of this Note shall remain operative and in full force and effect and shall in no way be affected, prejudiced or disturbed thereby.

13. Amendments, Assignments, etc. This Note may not be amended, supplemented, modified or terminated orally, but only by an agreement in writing signed by the Maker and the Creditor. This Note shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto. The Maker may not assign any of its rights or obligations under this Note without the prior written consent of the Creditor. The Creditor may assign all or a portion of its rights or obligations under this Note without the prior written consent of the Maker.

14. Jurisdiction. For purposes of any action or proceeding involving this Note, Maker hereby expressly consents to the exclusive jurisdiction of all federal and state courts located in the State of New York and consents that any order, process, notice of motion or other application to or by any of said courts or a judge thereof may be served within or without such court’s jurisdiction by registered mail or by personal service, provided a reasonable time for appearance is allowed (but not less than the time otherwise afforded by any law or rule), and waives any right to contest the appropriateness of any action brought in any such court based upon lack of personal jurisdiction, improper venue or forum non conveniens. The Maker hereby waives trial by jury in any litigation in any court with respect to, in connection with, or arising out of this Note or any instrument or document delivered pursuant to this Note, or the validity, protection, interpretation, collection or enforcement thereof, or any other claim or dispute howsoever arising, between the Maker and the Creditor.

15. Replacement of Note. Upon the loss, theft, destruction or mutilation of this Note, and upon the execution and delivery by the Creditor to the Maker of an affidavit in form and substance reasonably acceptable to the Maker attesting to such loss, theft, destruction or mutilation, as the case may be, and an agreement, in form and substance reasonably acceptable to the Maker indemnifying and holding the Maker harmless from and against any liability or damages arising therefrom, the Maker shall execute and deliver in lieu thereof a new Note, dated the date of the Note being replaced, in the same principal amount.

16. Waivers. No delay or omission on the part of the holder in exercising any right hereunder (or any right under any instrument or agreement executed in connection herewith or which is given or may be given to secure the indebtedness evidenced hereby) shall operate as a waiver of such right, or of any other right, of such holder, nor shall any delay, omission or waiver on any one occasion be deemed to be a bar to, or waiver of, the same or of any other right on any future occasion.

17. Notices. All notices and other communications given to any party hereto pursuant to this Note shall be in writing and shall be delivered by hand, fax or email (and in the case of fax or email, receipt confirmed immediately via telephone), or mailed first class postage prepaid, registered or certified mail, addressed as follows:

(a) If to the Maker, to:

Emisphere Technologies, Inc.

4 Becker Farm Road

Suite 103

Roseland, NJ 07068

Attention: Chief Financial Officer

Phone: (973) 532-8000

Fax: (973) 422-0125

Email: mgarone@emisphere.com

with a copy to:

Lowenstein Sandler LLP

65 Livingston Avenue

Roseland, NJ 07068

Attention: Michael H. Lerner, Esq.

Phone: (973) 575-2500

Fax: (973) 575-2400

Email: mlerner@lowenstein.com

(b) If to the Creditor, to:

c/o MHR Fund Management LLC

40 West 57th Street, 24th Floor

New York, NY 10019

Fax number: (212) 262-9356

Attention: Janet Yeung

Phone: (212) 262-0005

Fax: (212) 262-9356

Email: jyeung@mhrfund.com

with a copy to:

O’Melveny & Myers LLP

7 Times Square

New York, NY 10036

Attn: David I. Schultz

Phone: (212) 326-2000

Fax: (212) 326-2061

Email: dschultz@omm.com

Each such notice or other communication shall for all purposes be treated as being effective or having been given when delivered, if delivered personally, by e-mail or facsimile with confirmation of receipt or if by overnight courier or, if sent by mail, upon actual receipt.

18. Headings. The headings of the sections of this Note are inserted for convenience only and do not constitute a part of this Note.

19. Further Assurances. The Maker shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents (including without limitation any intercreditor agreements and subordination agreements), as the Creditor may reasonably request in order to carry out the intent and accomplish the purposes of this Note and the consummation of the transactions contemplated hereby.

20. Information Reporting. Promptly upon the request of the Creditor, the Maker shall furnish in writing to the Creditor such information as reasonably requested in connection with any calculation to be made in connection with this Note, including any calculation performed in connection with any mandatory redemption or other payment under this Note.

21. Priority of Reimbursement Notes. No payment may be made to reduce any amounts outstanding under the Facility at any time when any of the Reimbursement Notes are outstanding.

22. Nature of Obligations. The Obligations under this Note and all other Second Amended and Restated Reimbursement Notes issued by the Maker in a form substantially similar to this Note are executed and delivered in substitution for, but not in satisfaction of, the obligations under the Existing Notes (collectively, the “Precedent Obligations”) and this Note shall not constitute a refinancing, substitution or novation of the Precedent Obligations.

[Signature Page Follows]

WITNESS the hand and seal of the undersigned on the day and year first above written.

MAKER: EMISPHERE TECHNOLOGIES, INC.

By:
Name: Title:

EXHIBIT A

NOTICE OF CONVERSION